BROKER-DEALER
                        MARKETING AND SERVICING AGREEMENT
                                       FOR
                           VARIABLE ANNUITY CONTRACTS

AGREEMENT dated this _____ day of _____________, 2004, by and between Principal Life Insurance Company, (hereinafter called "Issuer"), Princor Financial Services Corporation (hereinafter called "Distributor") and ABC Broker-Dealer (hereinafter called "Broker"). For the purposes of this Agreement, in those states in which Broker cannot obtain an insurance license the term "Broker" shall include such validly licensed insurance representatives designated by Broker to effect the sale of variable annuity contracts issued by the Issuer (hereinafter called "Annuity Contracts").

                                    MARKETING

In consideration of the mutual agreements herein contained, the Parties hereto agree as follows:

1. The Distributor appoints the Broker to sell Annuity Contracts. This agreement is a selling and servicing agreement between broker-dealers. It does not designate any party as the broker, agent, or employee of any other Party. Words and phrases in this Agreement given special meaning in any Annuity Contracts shall have that same special meaning in this Agreement unless specifically defined otherwise herein.

2. The Broker agrees to direct its best efforts to find purchasers and provide service for Annuity Contracts. The Broker does not undertake to sell or service any specific number of Annuity Contracts issued by the Issuer.

3. The Distributor shall provide the Broker with a reasonable number of current prospectuses, annual reports and such other material as the Distributor determines to be desirable for use in connection with the sale and servicing of Annuity Contracts or the solicitation of applications for participation thereunder. The Distributor indemnifies and holds the Broker harmless for misrepresentations or omissions with regard to prospectuses and sales materials provided by the Distributor as well as misrepresentations or omissions of employees of the Distributor or Principal Life Insurance Company relied upon in connection with the sale and servicing of Annuity Contracts.

4. The Broker warrants that it is a member in good standing of the National Association of Securities Dealers, Inc. (NASD) and will promptly notify Distributor of any change in Broker's status as a member of the NASD.

5. The Broker represents that it is currently a member of SIPC and, while this agreement is in effect, will continue to be a member of SIPC. The Broker agrees to notify the Distributor if the Broker's SIPC membership status changes.



6. The Broker warrants that the Broker, and any person associated with or acting for the Broker in the solicitation of applications for Annuity Contracts shall be qualified pursuant to the requirements of the NASD and appropriate federal and state agencies regulating securities, insurance, any other aspect of the Annuity Contracts or the sale and servicing of them. The Broker shall be responsible for seeing to such qualifications, and indemnifies and holds the Distributor and the Issuer harmless for any failure to have all persons engaged in solicitation or servicing on its behalf properly licensed, registered, and appointed for securities and insurance sales.

7. The Broker is responsible for supervising and controlling the conduct and activities of its Registered Representatives with regard to the sale and distribution of Annuity Contracts. The Broker agrees to indemnify and hold the Distributor and the Issuer harmless for claims and actions of any sort which arise from the conduct and activities of the persons associated with it who are involved in the sale, servicing and distribution of the Annuity Contracts. The Distributor indemnifies and holds the Broker harmless for claims which arise from alleged untrue statements contained in the registration statement, prospectus or approved sales material for the Annuity Contracts. The Broker shall use only sales materials or advertising for the Annuity Contracts that have been approved in writing by the Distributor.

8. The Broker acts only in its own behalf in making agreements with Registered Representatives or other persons in connection with the solicitation or sales of Annuity Contracts.

9. The Broker agrees to maintain all books and records relating to the servicing and sale of Annuity Contracts or interests therein required to be maintained by the Broker pursuant to the Securities Exchange Act of 1934, in conformity with the requirements of Rules 17, 17a-3 and 17a-4 under such Act, and to the applicable securities or insurance laws of any state.

10. The Broker shall transmit promptly and directly to the Distributor all contributions collected by or paid to the Broker. All Annuity Contracts are to be delivered promptly, and any undelivered Annuity Contracts are to be returned within the time allowed or on demand.

                                  COMPENSATION

1. While this Agreement is in force, compensation for the sale and servicing of each Annuity Contract shall be paid pursuant to a corresponding schedule attached hereto and made a part hereof. (Each Annuity Contract will have a corresponding Compensation Schedule)

2. Compensation shall only be paid to the Broker of record on premiums paid to and retained by Issuer while this Agreement is in force. Issuer expressly reserves the right to change the broker-dealer of record or Registered Representative in the event an Annuity Contract owner so requests. Determination of the Annuity Contracts applicable to this Agreement shall be by the Issuer.

3. In those states where Broker cannot obtain an insurance license, Broker represents and warrants that: it will effect the sale of any contract through a validly licensed insurance Representative (Compensation Representative) who has entered into an agreement with Broker for this purpose; it authorizes Distributor to pay any compensation due it from sales of a contract to such Compensation Representative; it remains fully responsible for recordkeeping and supervision of the solicitation and/or sale of Annuity Contracts; all monies received by Compensation Representative in accordance with this section will be distributed by Compensation Representative only to duly licensed Registered Representatives who have been appointed by the Issuer to solicit for applications for Annuity Contracts.

4. The Distributor may, at any time, upon written notice to the Broker, change any and all of the rates of Compensation set out herein. Broker will be deemed to have accepted a new Compensation Schedule if an application is submitted for an Annuity Contract affected after said Compensation Schedule has been mailed to the broker.

5. Any indebtedness of any kind due to the Distributor or Issuer from the Broker may be offset against any amount due the Broker.

                                 Confidentiality

Each party acknowledges that, in the course of performing its duties under this Agreement or otherwise, it may receive or learn information about individuals who have applied for or purchased financial products or financial services from the other party, including, but not limited to, personal, financial and/or health information ("Confidential Information"). Each party agrees that it will not use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information of the other party for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the other party's Confidential Information. Each party agrees to restrict access to the other party's Confidential Information to those employees who need to know that information to perform their duties under this Agreement. Each party further agrees that, upon request of the other party, it will return to the party making such request all tangible items containing any Confidential Information of the other party, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. The obligations of this paragraph extend to the employees, agents, affiliates and contractors of each party, and each party shall inform such persons of their obligations hereunder.

Notification obligation. Each party shall, upon learning of any unauthorized disclosure or use of any of the other party's Confidential Information, notify the other party promptly and cooperate fully with such party to protect such Confidential Information.

Disclosure required by law. If Broker-Dealer believes it is required by law or by a subpoena or court order to disclose any Confidential Information, Broker-Dealer, prior to any disclosure, shall promptly notify Issuer in writing attaching a copy of the subpoena, court order or other demand and shall make all reasonable efforts to allow Issuer an opportunity to seek a protective order or other judicial relief.


Non-restricted information. Except as stated in the final sentence of this paragraph, nothing in this Agreement shall be construed to restrict disclosure or use of information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third party having the right to disclose it without an obligation of confidentiality; (d) is independently developed by the receiving party without the participation of individuals who have had access to the other party's confidential or proprietary information. The parties acknowledge that certain laws governing Confidential Information about individuals are more restrictive than the foregoing statements and they agree to comply in all respects with such laws.

Compliance with law. Each party agrees, In connection with its performance under this Agreement, to comply with all applicable laws, including but not limited to laws protecting the privacy of non-public personal information about individuals.

Survival. The provisions of this Agreement relating to confidentiality shall survive termination or expiration of this Agreement.


                                     GENERAL

1. The Broker has no authority to: incur any liability or debt against the Distributor or the Issuer; accept risks or contracts of any kind; make, alter, authorize or discharge any contract; extend the time of payment of any contributions; waive payments, fail to transmit promptly any contributions collected to the Distributor; bind the Distributor or the Issuer in any way.

2. Any modifications of this Agreement must be in writing and signed by an authorized officer of the Distributor and of the Issuer.

3. This Agreement may be terminated by either the Distributor, the Broker or the Issuer upon written notice to the last known address of the other parties.

4. This Agreement supersedes and replaces any and all prior agreements of the Distributor or the Issuer with the Broker on the subject of Annuity Contracts or the sale and service of them.

5. Anti-Money Laundering and Know Your Customer Compliance: Broker-Dealer represents, covenants and agrees that Broker-Dealer is, and at all times during the term of this Agreement shall be, in compliance with NASD Rule 3011 and the anti-money laundering and know-your-customer requirements thereof.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in triplicate on the date first above written.


                        ABC Broker-Dealer, Broker-Dealer

                        By
                          ------------------------------------------------------


                        Please type or print name


                        Princor Financial Services Corporation


                        By
                          ------------------------------------------------------
                            Ernest Gillum - Vice President

                        Principal Life Insurance Company


                        By
                          ------------------------------------------------------
                             Douglas Parrott - Operations Officer

                          DEALER COMPENSATION SCHEDULE
                       FREEDOMsm VARIABLE ANNUITY CONTRACT



Contract Year                                       Commission*
-------------                                       ----------


1 - 4 years                                         0.35% (.000875% per quarter)

5 +                                                 0.25% (.000625% per quarter)


* Annual Trail Commission paid quarterly starting at the end of the first quarter as a percentage of account value.

NOTE: Commissions will not be paid, nor will they accrue, until the Broker-Dealer Marketing and Servicing Agreement has been fully executed.

                          DEALER COMPENSATION SCHEDULE
                   FLEXIBLE VARIABLE ANNUITY ("FVA") CONTRACT

The Broker will be paid Dealer Compensation in accordance with the Compensation Options elected herein and which the Broker's sales representative shall elect, using the election procedures established by the Insurer, upon submission of the product application to the Insurer and for which good payment has been received.

Compensation paid will be based on Option A unless;

     1) the Broker has elected the other Options (making them available to representatives), and
     2) the sales representative selects another (Broker elected) Compensation Option upon submission of the product application.

Irrespective of the Broker's election of Options, if the Broker becomes entitled to commission as a result of a change of broker on such Annuity Contract, the Broker will receive commissions on such Annuity Contract in accordance with the compensation option in effect for such Annuity Contract prior to the transfer.

A.   Compensation

     Oldest of Owner's
     or Annuitant's Age                              Commission (as a % of purchase payment)*
     when purchase payment paid                        Option A        Option B       Option C        Option D
     --------------------------                        --------        --------       --------        --------

     Purchase payment less than $2 million
     0-75                                              6.000%           5.500%         4.500%          0.500%
     Trail commission**                                0.000%           0.100%         0.300%          1.000%

     Purchase payment over $2 million
     0-75                                              4.500%           4.000%         3.000%          0.375%
     Trail commission**                                0.000%           0.100%         0.300%          1.000%

     All purchase payment amounts
     76-85                                             4.500%           4.000%         3.000%             N/A
     Trail commission**                                0.000%           0.100%         0.300%             N/A

Check any or all options available to your representatives.

Broker elects the following compensation option(s)

 X        Option A - Full front end compensation with no trail
---

___ Option B - Slightly lower front-end commission with a .10% annual trail commission paid quarterly starting at the end of the fifth quarter

___ Option C - Lower front-end commission with a .30% annual trail commission paid quarterly starting at the end of the fifth quarter

___ Option D - No front-end commission with a 1.0% annual trail commission paid quarterly starting at the end of the fifth quarter


* In the State of New Jersey, additional purchase payments on or after the later of policy anniversary age 64 or 4 years after issue are payable at 1.0% for Option A, 0.50% for Option B, and 0.0% for Option C and D. In the State of Washington, additional purchase payments on or after the later of policy anniversary age 70 or 10 years after issue are payable at 1.0% for Option A, 0.50% for Option B, and 0.0% for Options C and D. Trail commissions are not affected.

** Calculated as a percentage of account value.